Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS
Minneapolis — March 07, 2007 — MakeMusic, Inc. (Nasdaq: MMUS) today announced financial results for the period ended December 31, 2006. Net revenues for the three and twelve months ended December 31, 2006, were $3,719,000 and $12,978,000 compared to $3,288,000 and $11,817,000 in the prior year, respectively. The Company also announced net income of $436,000, or 11 cents per basic share and 10 cents per diluted share, for the quarter ended December 31, 2006, compared to net income of $63,000, or 2 cents per basic and 1 cent per diluted share, in the fourth quarter of 2005. For year ended December 31, 2006, net income was $255,000, or 7 cents per basic and 6 cents per diluted share, compared to a net loss of $498,000, or 14 cents per basic and diluted share, for the comparable 2005 period.
The increase in notation revenue in 2006 is primarily due to the strong performance of Finale 2007 which the Company began shipping in August 2006. This release of the Finale software has proven to be the best selling in our history in terms of both upgrades and new product sales, surpassing even the record release for Finale 2006.
SmartMusic subscriptions continue to grow and represent an increasing share of the Company’s revenue. SmartMusic subscription revenue was $434,000 in the quarter ended December 31, 2006, a 28% increase over subscription revenue of $339,000 in the quarter ended December 31, 2005. For the twelve months ended December 31, 2006, subscription revenue increased 38% to $1,612,000. Total SmartMusic revenue, including accessories related to the SmartMusic product, was $2,164,000 for the year ended December 31, 2006, and $1,567,000 for the year ended December 31, 2005. As of December 31, 2006, the Company had 56,700 active subscriptions, a 24% increase over December 31, 2005.
Gross profit for the three- and twelve-month periods ended December 31, 2006, was $3,179,000, or 85% of sales and $11,131,000, or 86% of sales, respectively, compared to $2,583,000, or 79% of sales, and $9,632,000, or 82% of sales, respectively, in the corresponding periods of 2005.

MakeMusic, Inc. Fourth Quarter and Fiscal Year 2006 Results
December 31, 2006

Operating expenses for the fourth quarter were $2,768,000, a 10% increase over the $2,521,000 reported in the same period last year. Operating expenses for 2006 were $10,976,000, an increase of $815,000 or 8% over 2005. These planned increases were the result of the Company’s expanded investment in development, product promotion and product support to enhance revenue growth. General and administrative expenses increased by $388,000, or 13%, in 2006 compared to 2005. The increase was primarily due to $156,000 in non-cash stock-based compensation expense and approximately $200,000 of additional compensation related to severance costs. The Company also recorded $180,000 in bad debt expense during 2006 as a result of two music retail customers that filed for bankruptcy protection during the year and establishing a reserve for an additional customer that had ceased further payments due to deterioration in its business. Net reductions in other general and administrative expense categories totaled approximately $148,000 in 2006.
Cash and cash equivalents increased to $3,130,000 at December 31, 2006, from $2,524,000 at the end of the third quarter and $2,952,000 at the end of 2005. Cash used in operations is typically highest in the first and second quarter, with the third and fourth quarters normally producing positive operating cash flow. These quarterly fluctuations are created by the notation product release cycle and the cyclical impact of sales to schools related to the school year fiscal calendar.
“We achieved positive growth in 2006 as a result of record revenue for the 2007 version of Finale and solid growth in our SmartMusic subscription base,” said John Paulson, chief executive officer. “Our increased marketing focus has contributed to our first full year of profitability.”
Starting late in 2006, the Company began actively promoting the 2007 availability of SmartMusic 10.0 and SmartMusic Impact ™, a web-based service designed to manage student assignments, recordings and grades while documenting the progress of each student. The products are being demonstrated as a complete solution for music educators at major education conferences and clinics, and are expected to be available for shipment before the end of the school year. The Company will expand its investment in marketing and repertoire development of SmartMusic 10.0 in 2007 and anticipates an accelerated rate of SmartMusic subscriptions beginning in the fall of 2007 with back-to-school teacher purchases. With the release of SmartMusic Impact, we will begin tracking teachers that use SmartMusic as well as the number of those teachers that are using Impact to deliver and manage student assignments (Impact teachers), and the average number of students subscriptions per Impact teacher.
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About MakeMusic, Inc.
MakeMusic®, Inc. is a world leader in music education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, the world’s best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic maintains its corporate headquarters in Minneapolis, Minnesota. The company can be reached at www.makemusic.com.
Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to the anticipated increase in SmartMusic subscriptions. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the rapid technological changes and obsolescence in our industry, the impact of emerging and existing competitors, fluctuations in general economic conditions, and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We undertake no obligation to update publicly or revise any forward-looking statements.
Financial Tables Follow:
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MakeMusic, Inc.
Consolidated Statements of Operations
(In thousands of U.S. dollars, except share and per share data)

	3 Months		12 Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Notation Revenue	2,955	2,657	10,267	9,740
Smart Music Revenue	606	497	2,164	1,567
Other Revenue	158	134	547	510

NET REVENUE	3,719	3,288	12,978	11,817

COST OF REVENUES	540	705	1,847	2,185

GROSS PROFIT	3,179	2,583	11,131	9,632

OPERATING EXPENSES:
Development expenses	851	807	3,474	3,279
Selling and marketing expenses	1,026	1,128	4,114	3,882
General and administrative expenses	891	586	3,388	3,000

Total operating expenses	2,768	2,521	10,976	10,161

INCOME (LOSS) FROM OPERATIONS	411	62	155	(529)

Interest income (expense), net	25	13	93	29
Other income (expense)	0	(12)	16	3

Net income (loss) before income tax	436	63	264	(497)

Income tax	0	0	9	1

Net income (loss )	436	63	255	(498)

Income (loss) per common share:
Basic	0.11	0.02	0.07	(0.14)
Diluted	0.10	0.01	0.06	(0.14)
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MakeMusic, Inc.
Consolidated Balance Sheets
(In thousands of U.S. dollars, except share and per share data)

	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$3,130	$2,952
Accounts receivable (net of allowance of $149 and $15 in 2006 and 2005, respectively)	1,664	1,004
Inventories	347	435
Prepaid expenses and other current assets	199	161

Total current assets	5,340	4,552

Property and equipment, net	663	323
Capitalized software products, net	954	471
Goodwill, net	3,630	3,630
Other non-current assets	39	66

Total assets	10,626	9,042

Liabilities and shareholders’ equity
Current liabilities:
Current portion of capital lease obligations	10	6
Accounts payable	507	441
Accrued compensation	1,066	681
Other accrued liabilities	254	164
Post contract support	181	181
Reserve for product returns	429	339
Current portion of deferred rent	25	20
Deferred revenue	1,199	916

Total current liabilities	3,671	2,748

Capital lease obligations, net of current portion	15	9
Deferred rent, net of current portion	96	120

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 10,000,000
Issued and outstanding shares — 3,971,229 and 3,856,654 in 2006 and 2005, respectively	40	39
Additional paid-in capital	62,896	62,459
Accumulated deficit	(56,092)	(56,347)
Other comprehensive income	0	14

Total shareholders’ equity	6,844	6,165

Total liabilities and shareholders’ equity	$10,626	$9,042

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MakeMusic, Inc.
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)

	3 Months	3 Months	12 Months	12 Months
	Ended	Ended	Ended	Ended
	2006	2005	2006	2005

Operating activities
Net income (loss)	436	63	255	(498)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of intangible assets	0	46	0	725
Depreciation and amortization of property, equipment and capitalized software	115	74	414	325
Loss on disposal of property and equipment	0	21	(11)	21
Amortization of deferred compensation	—	—	—	—
Issuance of options and warrants for services	(39)	3	201	7
Net change in assets and liabilities:
Accounts receivable	(172)	1	(660)	(174)
Inventories	37	182	88	(103)
Prepaid expenses and other current assets	(98)	73	(34)	111
Accounts payable	230	202	66	(53)
Accrued liabilities and product returns	219	(30)	546	(129)
Deferred revenue	125	180	283	219

Net cash provided by operating activities	853	815	1,148	451

Net cash used in investing activities
Purchases of property & equipment	(87)	(55)	(552)	(255)
Proceeds from disposal of property and equipment	0	5	3	5
Capitalized development and other intangibles	(261)	(96)	(650)	(289)

Net cash used in investing activities	(348)	(146)	(1,199)	(539)

Net cash provided by (used in) financing activities
Proceeds from stock options & warrants exercised	103	551	238	831
Payments on long-term debt and capital leases	(2)	(2)	(9)	(6)

Net cash provided by financing activities	101	549	229	825

Net increase in cash and cash equivalents	606	1,218	178	737
Cash and cash equivalents, beginning of period	2,524	1,734	2,952	2,215

Cash and cash equivalents, end of period	3,130	2,952	3,130	2,952

Supplemental disclosure of cash flow information
Interest paid	0	0	1	5
Income taxes paid	0	0	9	0
Other non-cash investment and financing activities
Equipment acquired under capital lease	0	0	29	0
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